Exhibit 10.3
February 23, 2017

Stephen Ghiglieri
[Address]

Dear Mr. Ghiglieri:

This Retention Agreement establishes the terms of the retention payment during your continued employment with Galena Biopharma, Inc. (“Galena” or “Company”), as the Company seeks to pursue strategic alternatives for the Company.

1. Duration
The term of this Agreement will begin on February 1, 2017 and end on December 31, 2017, unless terminated before that date.

2. Title and Duties
You will continue to be employed in your current position, devoting your best professional efforts, time and skill to the performance of the duties originally undertaken under your current job description as well as the specific deliverables set forth in Section 3 of this Agreement. You will continue to report to current supervisor.

3. Strategic Alternative Deliverables
Your specific strategic alternative deliverables are the following and the Special Committee of the Board of Directors will make the determination if you have met them for purposes of your receiving the Retention Payment. The deliverables are:

◦	Raise capital, under best terms available and with approval by the BOD, as soon as possible

◦	Provide all analytical support to Peter J. Solomon advisors as requested

◦	Drive Galena to conclude strategic transaction(s)

◦	Reduce cash burn to level that would permit Company to complete strategic transaction(s)

◦	Coordinate, supervise and direct the staff of Galena as necessary

◦	Coordinate and Communicate with the BOD as necessary and appropriate

4. Compensation
Your annual base salary and short-term incentive target percentage will remain the same, and you will be paid in accordance with Galena’s normal payroll procedures.

5. Retention Payment
You will be eligible for a retention payment of $225,000, 50% of which is payable on June 30, 2017 and 50% of which is payable on December 31, 2017, subject to the terms described below and subject to withholding of all appropriate state, federal, and local taxes prior to its disbursement to you.
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6. Termination
(a) If the Company terminates your employment other than for cause before June 30, 2017, you will be paid the first half of the Retention Payment. If Galena terminates your employment other than for cause after June 30, 2017 and prior to December 31, 2017, you will be paid the remaining 50% of the Retention Payment.
(b) If for any reason you resign or retire from Galena or die at any point before June 30, 2017, you will not receive any portion of the Retention Payment. If for any reason you resign or retire from Galena or die at any point after June 30, 2017 and prior to December 31, 2017, you will not receive the second 50% of the Retention Payment.
(c) If you are terminated for cause before June 30, 2017, you will not receive any portion of the Retention Payment. If you are terminated for cause after June 30, 2017 and prior to December 31, 2017, you will not receive second 50% of the Retention Payment.
For purposes of this Agreement, cause means:

(i) your willful and continued failure to perform substantially your duties, including the deliverables with Galena; (ii) your willful engagement in illegal conduct or dishonest, unethical, immoral or fraudulent conduct or any gross misconduct which discredits or causes harm to Galena; or (iii) your violation of the confidentiality obligations set forth below or the confidentiality agreement you signed upon your employment with Galena.

7. Return of Property.
Upon the termination of your employment, you agree to return immediately to the Company any and all property of the Company, including any files, computers and software and any documents prepared for or by the Company. You will not be eligible to receive the Retention Payment unless and until you return all such property to the Company.

8. General Release Of Claims.
Upon the termination of your employment not for cause and prior to receiving the Retention Payment, you will be required to waive all claims against the Company by signing and returning to the Company a General Release, that will be provided to you at termination. Provided that you satisfy all other terms and conditions of this Retention Agreement and the General Release, the Retention Payment will be paid to you within ten (10) days after you return the signed General Release to the Company.

9. Governing Law
The validity, interpretation and performance of this Agreement shall, in all respects, be governed by the laws of the state of California, without regard to its conflict of laws principles.

10. Employment Relationship.
Nothing in this Retention Agreement is intended to modify the at-will employment relationship between Galena and you. Either the Company or you may terminate the employment relationship at any time, with or without cause. However, as described above, if Galena terminates your employment other than for cause and you have otherwise satisfied the terms and conditions of the Retention Agreement, Galena will pay you the Retention Payment in accordance with the terms if this Retention Agreement. This Retention Payment is in addition to any other benefits you may be entitled to receive under the Employment Agreement between you and the Company dated November 1, 2016, as amended, and in the event there is any conflict between the Employment Agreement and the Retention Agreement, the Employment Agreement, as amended shall govern. Your regular salary and benefits will end on the date of your termination. You will be paid for all days worked and for any accrued but unused vacation days, but except as provided under this Retention Agreement, upon the termination of your employment you shall not be entitled to any other or further compensation, remuneration, reimbursement, benefits or other payments from the Company; provided, however, that nothing in this Retention Agreement shall divest or otherwise affect any entitlement to any pension or retirement benefit which already may have vested.

11. Modification
No provision of this Retention Agreement may be modified, altered or amended, except by mutual agreement between the Company and you in writing.

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Please read this Retention Agreement carefully and then signify your commitment to the Company and your acceptance of, and agreement to, the foregoing terms and conditions by signing your name and the date in the space provided below. Your signature below will indicate that you are entering into this Retention Agreement freely and with a full understanding of its terms. Once signed by you, this Retention Agreement shall be legally binding on both you and the Company. No changes to this Retention Agreement will be valid unless in writing and signed by both you and an authorized official of the Company. If you have any questions in the meantime, you may call me at 925-498-7734. Please provide the original of this letter to Anita Sharma no later than [Date], after which this offer will expire. Anita will provide you a copy for your records.

Sincerely,

/s/ Sanford J. Hillsberg
By: Sanford J. Hillsberg
Title: Chairman of the Board

/s/ Stephen Ghighlieri
By: Stephen Ghiglieri
Name: Stephen Ghiglieri
Date: March 21, 2017